Exhibit 10.7

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT to the Employment Agreement between Boise Cascade, L.L.C. and W. Thomas Stephens dated October 29, 2004, is made this 22nd day of February, 2008.

WHEREAS, certain changes to the Employment Agreement are necessary to comply with Section 409A of the Internal Revenue Code; and

WHEREAS, the parties wish to make certain other changes.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Employment Agreement as follows:

1.             The first sentence of Section 3(a) is amended to read as follows:

“From the Effective Date through February 21, 2008, Executive’s base salary shall be One Million Dollars ($1,000,000) per annum, and from February 22, 2008 through the remainder of the Employment Period, Executive’s base salary shall be Eight Hundred Thousand Dollars ($800,000) or such higher rate as the Board may determine from time to time (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time).

2.             The last sentence of Section 3(e) is deleted and replaced in its entirety with the following:

“Upon Executive’s termination of employment for any reason other than the Company’s termination of Executive for Cause, the Company will purchase for cash Executive’s condominium located in Boise for its appraised fair market value.  Payment for the condominium in Boise shall be made within two and one-half (2½) months following the end of year in which Executive’s termination occurs.”

3.             Section 5(b) is deleted and replaced in its entirety with the following:

“(b)         If the Employment Period is terminated by the Company or its successors in interest without cause other than under the circumstances described in 5(d) or upon Executive’s resignation with Good Reason, Executive shall be entitled to receive:

(i)            his full Base Salary through the date of Executive’s termination;

(ii)           a lump sum equal to two times the sum of Executive’s annual Base Salary and annual Target Bonus (disregarding any reductions in Base Salary and/or Target Bonus which constitute Good Reason);

(iii)          the value of any unused and accrued time off, less any advanced time off, in accordance with the time off policy applicable to Executive immediately prior to Executive’s date of termination;

(iv)          continued coverage under Executive’s term life insurance policy referred to in Section 3(f) with the Company paying directly or reimbursing Executive for the entire premium for a 24-month period (the “Severance Period”);

(v)           payment of a lump sum payment equal to the sum of (a) thirty-six times the monthly group premium for the life, disability, accident and healthcare insurance plans, programs, or arrangements (other than the term life insurance policy referred to in subsection (iv) above), and (b) three times the annual allowance for financial counseling services, in each case in which Executive was participating immediately prior to his date of termination.

Payments according to subsections (i), (ii), (iii) and (v) above shall be made as soon as practical and in any event by the later of the end of the year in which the termination occurs or two and one-half (2½) months following the date of termination (but subject in any case to the release having then become effective in accordance with Section 6.D hereof).  Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as specifically provided for in this Agreement or as otherwise expressly required by applicable law.  Executive shall have no duty or obligation to seek other employment during the Severance Period or otherwise mitigate damages hereunder.  Amounts paid pursuant to this paragraph shall be in lieu of all other severance payments that would have otherwise been payable pursuant to the Company’s severance plans, programs or policies.”

4.             Section 9(c) is deleted and replaced in its entirety with the following:

“(c)         The Company will pay Executive the amount of the Gross-up Payment as soon as the amount can be determined but in no event later than the earlier of (i) the 30th day after the Date of Termination, or (ii) the last day of the year following the year in which the Excise Tax is required to be paid.  At the time that payments are made under this Agreement, the Company shall provide Executive with a written statement setting forth the manner in which the payments were calculated and the basis for the calculations, including, without limitation, any opinions or other advice the Company has received from its tax counsel, its auditor, or other advisors or consultants (and any opinions or advice which are in writing shall be attached to the statement.”

5.             Section 23 is amended to add the following sentence to the end of the section:

“Notwithstanding anything to the contrary, Executive shall request payment of an expense pursuant to this section no later than six months after the end of the year in which the expense was incurred, and any such expense will be paid by Company by the end of the year after the year in which the expense was incurred.”

IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as of the date written above.

BOISE CASCADE, L.L.C.		W. THOMAS STEPHENS

By	/s/ David G. Gadda	/s/ W. Thomas Stephens
Its	Vice President and General Counsel